EXHIBIT 10.2

EMPLOYMENT AGREEMENT

BY AND BETWEEN

ALLTEMP, INC. AND EDWARD C. DEFEUDIS

This EMPLOYMENT AGREEMENT (“Agreement”) is dated and effective as of January 1, 2022, by and between Alltemp, Inc., a Delaware corporation (the “Company”), located at 2255 Glades Road Suite 324A Boca Raton, FL 33431 and Edward C. DeFeudis (the “Executive”), located at 6254 Brava Way Boca Raton, FL 33433.

WHEREAS, Executive has served as Chief Executive Officer of Digi Messaging & Advertising, Inc. (“Digi”) prior to and since the Company’s acquisition of Digi since April 19, 2021 without a formal contract; and

WHEREAS, the Company recognizes that the Executive’s talents and abilities are unique and critical to the future success of the Company and desires to secure the services of the Executive on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Employment. The Company hereby agrees to continue to employ the Executive as the President of the Company and Digi, and the Executive hereby accepts and confirms such employment, on the terms and conditions set forth below.

2. Term. The term of this Agreement (the “Employment Period”) shall begin on January 1, 2022 (the “Effective Date”) and end on December 31, 2025.

3. Position and Duties. During the Employment Period, the Executive shall serve as the President of the Company and Digi, with such duties, authority and responsibilities as are normally associated with and appropriate for such positions, including, without limitation, fundraising, developing infrastructure for the growth and maturity of the Company and Digi, and developing plans and objectives to grow and enhance the Company’s consolidated revenue by and through the execution of global contracts for the Company’s services and products and the acquisition of and strategic transactions with respect to complementary technologies and businesses. The Executive shall report directly to the Company’s Board of Directors (the “Board”) and also serve as a member of the Board in accordance with the Company’s Bylaws. The Executive shall devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company. Notwithstanding the above, the Executive shall be permitted, to the extent such activities do not substantially interfere with his performance of his duties and responsibilities hereunder or violate Section 9(a) or (b) of this Agreement, to (i) manage his personal, financial and legal affairs, (ii) serve on public, civic and charitable boards or committees, and (iii) make personal appearances and lectures, and the Executive shall be entitled to receive and retain all remuneration received by him from the items listed in clauses (i) through (iii) of this paragraph. Executive shall at all times be subject to, observe and carry out such rules, regulations and policies as the Company may from time to time establish including the Company’s Code of Ethics and Insider Trading Policy. Executive further understands that as an officer and director of a company whose shares are registered under the Exchange Act of 1934 (the “Exchange Act”) he is subject to the reporting obligations under Section 16 of the Exchange Act.

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4. Place of Performance. During the Employment Period, the Company shall maintain executive offices at such location or locations as determined from time to time by the Board, but unless otherwise agreed by Executive in the Boca Raton, Florida area.

5. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, the Company shall pay the Executive a base salary at the rate of not less than $180,000 per year (“Base Salary”), subject to annual increases as approved by the Board. The Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. If the Company increases the Executive’s Base Salary, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

(b) Accumulation of Unpaid Base Salary. It is anticipated that the Company will be underfunded for a period of time during the initial phase of operations, resulting in an accumulation of Executive’s unpaid Base Salary. Upon the Company receiving adequate funding as determined by the Board of Directors, Executive will be paid all unpaid Base Salary. At the sole option of the Executive, unpaid Base Salary can be exchanged for the issuance of common shares at a price of the lessor of a 30% discount to the 10-day volume weighted average price (VWAP) of the Company or $0.02 per share.

(c) Discretionary Bonus; Equity Grant. At the sole discretion of the Board, Executive shall be entitled to receive from time to time a cash bonus or grant of securities including stock options or restricted stock as determined by the Board.

(d) Business, Travel and Entertainment Expenses. The Company shall promptly reimburse the Executive for all business travel and entertainment expenses pre-approved by the Board and that are consistent with the Executive’s titles and the practices in effect immediately prior to the Effective Date.

(e) Vacation. The Executive shall be entitled to three weeks of vacation per year. Vacation not taken during the applicable fiscal year (but not in excess of three weeks) shall be carried over to the next following fiscal year. If at any time or times during the term of this Agreement, Executive’s accrued vacation time reaches three weeks, no additional vacation time shall accrue until one or more vacation days have been taken by Executive, after which vacation time shall again begin to accrue, subject, however, to the maximum of three weeks accrued vacation time. Executive shall also be entitled to such holidays with full pay as the Company affords its executive employees.

(f) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, the Executive (and his eligible spouse and dependents) shall be entitled to participate in all the welfare benefit plans and programs which may be maintained by the Company and approved by the Board from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, the Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs which may be maintained from time to time by the Company and approved by the Board for the benefit of its senior executives, other than any annual cash incentive plan.

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6. Inventions. All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by Executive, either alone or with others, during the term of Executive’s employment, whether or not conceived or developed during Executive’s working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of the Company was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Company or to the Company’s actual or demonstrably anticipated research and development, or that result from any work performed by Executive for the Company, shall be the sole property of the Company. Executive shall disclose to the Company all inventions conceived during the term of employment and for one year thereafter, whether or not the property of the Company under the terms of the preceding sentence, provided that such disclosure shall be received by the Company in confidence. Executive shall execute all documents, including patent applications and assignments, required by the Company to establish the Company’s rights under this Section.

7. Termination. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of the Executive’s incapacity due to physical or mental illness as determined by a physician selected by the Executive, and reasonably acceptable to the Company, (i) the Executive shall have been substantially unable to perform his duties hereunder for two consecutive months, or for an aggregate of 60 days during any period of twelve consecutive months and (ii) within thirty days after written Notice of Termination is given to the Executive after such two- or twelve- month period, the Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate the Executive’s employment hereunder for “Disability”.

(c) Cause. The Company shall have the right to terminate the Executive’s employment for “Cause.” For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment only upon the Executive’s:

(i) conviction of a felony or the commission of any act of personal dishonesty, undisclosed conflict of interest, fraud, breach of fiduciary duty or trust involving the Company; or

(ii) breach of a material obligation, duty or agreement hereunder (other than such failure resulting from the Executive’s incapacity due to physical or mental illness or after the issuance of a Notice of Termination by the Executive for Good Reason) and fails to cure such breach within thirty (30) days after the Company delivers written notice thereof.

For purposes of this Section 7(c), Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by a majority of the Board (excluding the Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose after reasonable (but in no event less than fifteen days’) notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board, finding that in the good faith opinion of the Board that “Cause” exists, and specifying the particulars thereof in detail.

(d) Good Reason. The Executive may terminate his employment for “Good Reason” after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstance constituting “Good Reason” within thirty business days after receiving such notice. Good Reason shall mean the occurrence of any of the following without the written consent of the Executive or his approval in his capacity as a member of the Board:

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(i) the assignment to the Executive of duties inconsistent with this Agreement or a change in his titles or authority;

(ii) any failure by the Company to comply with Section 5 hereof in any material way after Executive provides written notice to the Board, as hereinafter described, and the failure by the Company to cure any such alleged material non-compliance within thirty (30) days after receipt of the written notice;

(iii) the requirement of the Executive to relocate to locations other than those provided in Section 4 hereof; or

(iv) any material breach of this Agreement by the Company after Executive provides written notice to the Board, as hereinafter described, and the failure by the Company to cure any such alleged material breach within thirty (30) days after receipt of the written notice.

The Executive’s right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(e) Without Cause. The Company shall have the right to terminate the Executive’s employment hereunder without Cause by providing the Executive with a Notice of Termination.

(f) Without Good Reason. The Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination.

8. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than pursuant to Section 7(a)) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under that provision.

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 7(b), thirty (30) days after the date of receipt of the Notice of Termination (provided that the Executive does not return to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

9. Compensation Upon Termination or During Disability. In the event the Executive is disabled or his employment terminates during the Employment Period, the Company shall provide the Executive with the payments and benefits set forth below. The Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

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(a) Termination By Company without Cause or By Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause (other than Disability) or by the Executive for Good Reason:

(i) the Company shall pay to the Executive, on or before the Date of Termination, a lump sum payment equal to six months of the Executives then-current annual Base Salary, if any, and all accrued vacation pay through the Date of Termination;

(ii) the Company shall, consistent with past practice, reimburse the Executive pursuant to Section 5(c) for business expenses incurred but not paid prior to such termination of employment;

(iii) the Executive shall be entitled to any other rights, compensation and/or benefits as may be due to the Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company (other than any severance-based plan or program).

(iv) there shall be no further obligations hereunder.

The payments and benefits provided for as clause (i) and (ii) above are hereinafter referred to as the “Accrued Obligations”.

(b) Cause or By Executive Without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive other than for Good Reason, then the Company shall provide the Executive with his then-current monthly Base Salary through and including the Date of Termination and shall have no further obligation to the Executive hereunder.

(c) Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), the Executive shall continue to receive his annual Base Salary for a one year period, if any, set forth in Section 5(a) until his employment is terminated pursuant to Section 7(b). In the event the Executive’s employment is terminated for Disability pursuant to Section 7(b), the Company shall provide the Executive with the excess, if any, of his then-current Base Salary for a period of six months, less any amounts of any long-term disability benefits that he receives under any Company welfare benefit plans and programs, payable in accordance with the normal payroll practices of the Company, for the remaining six month period and shall have no further obligations to the Executive hereunder.

(d) Death. If the Executive’s employment is terminated by his death, the Company shall provide to the Executive’s beneficiary, legal representatives or estate, as the case may be, the Executive’s then-current Base Salary through and including the date of Executive’s death and shall have no further obligations hereunder.

10. Confidential Information; Non-Competition; Nonsolicitation.

(a) Confidential Information. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform his duties hereunder, any trade secrets, confidential information, knowledge or data relating to the Company and its businesses and investments, obtained by the Executive during the Executive’s employment by the Company that is not generally available public knowledge (other than by acts by the Executive in violation of this Agreement).

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(b) Noncompetition. During the Employment Period and until the 12-month anniversary of the Executive’s Date of Termination if the Company terminates the Executive’s employment for Cause or the Executive terminates employment without Good Reason, the Executive shall not engage in or become associated with any Competitive Activity. For purposes of this Section 9(b), a “Competitive Activity” shall mean any business or other endeavor that engages in any country in which the Company has significant business operations as of the Date of Termination to a significant degree in a business that directly competes with all or any substantial part of the Company’s business (the “Business”); provided, that, a Competitive Activity shall not include (i) any speaking engagement to the extent such speaking engagement does not promote or endorse a product or service of the Business, or (ii) the writing of any book or article relating to subjects other than the Business (e.g., nonfiction relating to the Executive’s career or general business advice). The Executive shall be considered to have become “associated with a Competitive Activity” if he becomes involved as an owner, employee, officer, director, manager, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive’s personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity and his involvement relates to a significant extent to the Competitive Activity of such entity; provided, however, that the Executive shall not be prohibited from (a) owning less than one percent (1%) of any publicly traded corporation, whether or not such corporation is in competition with the Company or (b) serving as a director of a corporation or other entity the primary business of which is not a Competitive Activity. If, at any time, the provisions of this Section 9(b) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9(b) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 9(b) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(c) Nonsolicitation. During the Employment Period, and for 12 months after the Executive’s Date of Termination if the Executive’s employment is terminated by the Company for Cause or the Executive terminates employment without Good Reason, the Executive will not, directly or indirectly, solicit for employment by other than the Company any person (other than any personal secretary or assistant hired to work directly for the Executive) employed by the Company or its affiliated companies, nor will the Executive, directly or indirectly, solicit for employment by other than the Company any person known by the Executive (after reasonable inquiry) to be employed at the time by the Company or its affiliated companies.

(d) Injunctive Relief. In the event of a breach or threatened breach of this Section 9, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

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11. Indemnification.

(a) General. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a trustee, director or officer of the Company, or any affiliates or is or was serving at the request of the Company, or any of its affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

(b) Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(c) Enforcement. If a claim or request under this Section 10 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Delaware law.

(d) Partial Indemnification. If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.

(e) Advances of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses, but only in the event that the Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

(f) Notice of Claim. The Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive's power and at such times and places as are convenient for the Executive.

(g) Defense of Claim. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

(i) The Company will be entitled to participate therein at its own expense;

(ii) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

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(iii) The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on the Executive without the Executive’s written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

(h) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 10 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

12. Legal Fees and Expenses. If any contest or dispute shall arise between the Company and the Executive regarding any provision of this Agreement, the Company shall reimburse the Executive for all legal fees and expenses reasonably incurred by the Executive in connection with such contest or dispute, but only if the Executive prevails to a substantial extent with respect to the Executive’s claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

13. Successors; Binding Agreement.

(a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall include any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive’s Successors. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive’s death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Executive’s interests under this Agreement. If the Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Executive, or otherwise to his legal representatives or estate.

14. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

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If to the Executive:

At his residence address most recently filed with the Company.

If to the Company:

2255 Glades Road

Suite 324A

Boca Raton, FL 33431

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. Except or otherwise provided in Section 10 hereof, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles.

16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

19. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

20. Section Headings. The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

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[SIGNATURE PAGE FOLLOWS]

ALLTEMP, INC.

By:	/s/ Edward C. DeFeudis
Edward C. DeFeudis
Its:	President

/s/ Ben Hansel

Ben Hansel
Its:	Director

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